Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of January 1, 2018 (the “Effective Date”), between Silvergate Capital Corporation (“SCC”), Silvergate Bank (“Silvergate”), and Alan J. Lane (“Executive”) for the purposes set forth in this Agreement.

WHEREAS, SCC is a Maryland corporation and the parent company of Silvergate, a California state-chartered bank and wholly-owned subsidiary of SCC, subject to the supervision and regulation of the California Department of Business Oversight (“DBO”), Federal Deposit Insurance Corporation (“FDIC”), and Board of Governors of the Federal Reserve System (“FRB”); and

WHEREAS, it is the intention of the parties to enter into this Agreement for the purpose of securing Executive’s services as the President and Chief Executive Officer of SCC and Chief Executive Officer of Silvergate (SCC and Silvergate together, the “Company”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, SCC, Silvergate and Executive agree as follows:

1.          TERM. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”).

2.          POSITION, DUTIES AND RESPONSIBILITIES. During the Term, the Company will employ Executive, and Executive agrees to be employed, as the President and Chief Executive Officer of SCC and Chief Executive Officer of Silvergate. In such employment capacity, Executive will have such duties and responsibilities as are normally associated with such position and will report to Boards of Directors of SCC and Silvergate, respectively (together, the “Board”). In addition, Company agrees to cause Executive to be elected to the Board of Directors of SCC and Silvergate during the term of this Agreement. During the Term, and except as set forth on Schedule 1, Executive shall devote his entire business time, attention and energies to the business and affairs of the Company, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests. Notwithstanding the foregoing, subject to Section 11 below, nothing in this Agreement shall be construed to limit Executive’s ability to provide services to or participate in non-profit, charitable or civic organizations or to manage personal investments, including personal investment vehicles, to the extent that such activities do not materially interfere with Executive’s performance of his duties hereunder. During the Term, the geographic location where Executive’s primary office will be located will be in the Company’s principal offices currently located at 4250 Executive Sq., Suite 300, La Jolla, CA 92037, but Executive may also work from any location Executive chooses as long as Executive has access to equipment and other resources necessary to perform Executive’s duties. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations on the Company’s business. At the Company’s request, Executive will serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation will not be increased beyond that specified in this Agreement. In addition, in the event Executive’s service in one or more of such additional capacities is terminated, Executive’s compensation, as specified in this

Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as Executive otherwise remains employed under the terms of this Agreement.

3.          BASE COMPENSATION. During the Term, the Company will pay Executive a base salary of $400,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial pay period of employment. Executive’s base salary shall be subject to increase only, in the sole discretion of the Board, based on the Board’s annual review (such base salary, as may be increased pursuant to this Section 3, the “Base Compensation”).

4.          BONUS. In addition to the Base Compensation, during the Term, Executive will be eligible to participate in the Company’s incentive bonus plan applicable to senior executives of the Company. The amount of Executive’s annual bonus will be based on the attainment of performance criteria established and evaluated by the Board in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, Executive’s target annual bonus shall be fifty percent (50%) of Base Compensation. Each annual bonus shall, to the extent payable in accordance with the terms of the incentive bonus plan, be paid no later than March 15th of the year following the year in which such annual bonus is earned. Each annual bonus shall be paid in cash.

5.          STOCK OPTIONS. The Board of Directors of SCC may grant stock options to Executive during the Term in its sole discretion.

6.          BENEFITS, VACATION AND AUTOMOBILE. During the Term, (i) Executive and his dependents shall be eligible as of the Effective Date to participate in Company’s medical and dental insurance programs, (ii) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other senior executives of the Company, including without limitation, a Company 401(k) plan, subject to the terms and conditions thereof, and (iii) Executive shall be eligible for standard benefits, such as paid time off and holidays, to the extent applicable generally to other senior executives of the Company, provided that, during the Term, Executive shall be entitled to no less than thirty (30) vacation days per year (i.e., six weeks of vacation), pro-rated for any partial year of service, in all cases, subject to the terms and conditions of the applicable Company plans or policies. In addition, without limiting the generality of the foregoing, the Company shall make available to Executive any long-term disability insurance policy which it may provide for other senior executives of the Company on the same terms and conditions as are made available to such other senior executives.

In addition, during the Term, the Company shall provide Executive, for Executive’s sole use, a suitable full-sized luxury automobile, the specific make and model of such automobile to be determined by Executive, which automobile shall initially be new and at no time be older than four (4) years, and have an original cost of no more than $90,000 plus applicable taxes and license fees. Company shall pay all operating expenses of any nature whatsoever with regard to such automobile, provided Executive furnishes to Company adequate records and documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of Company and not as deductible compensation to Executive. Company shall procure and maintain in force an automobile insurance policy on such automobile, containing reasonable and necessary coverage.

7.          EXPENSES. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with Company expense reimbursement policy applicable to its senior executives, as in effect from time to time (plus such additional expense amounts as Executive, in his reasonable discretion and subject to Company approval, deems necessary and appropriate to carry out his duties). To the extent that any such expenses are deemed to constitute compensation to Executive, such expenses shall be reimbursed by December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

8.          TERMINATION OF EMPLOYMENT.

a.          Termination Without Cause. The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Term upon thirty (30) days’ written notice provided to Executive in accordance with Section 10 below, or in the Company’s sole discretion, payment of Executive’s Base Salary for such period in lieu of notice. If Executive’s termination of employment is without Cause and is also a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), the Company shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to Executive, (i) Executive’s earned but unpaid Base Compensation accrued through the date of such Separation from Service (the “Termination Date”), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any business expenses incurred by Executive prior to the Termination Date that are reimbursable under Section 7 above, (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company, and (v) any payment in lieu of notice of termination under this Section 8.a (together, the “Accrued Obligations”). In addition, subject to Section 8.f and Section 8.h below and Executive’s execution and non-revocation of a binding release in accordance with Section 8.g below, and Executive acting in accordance with the post-termination covenants of Section 11 below, in the event Executive experiences a Separation from Service due to a termination by the Company without Cause, the Company shall pay or provide to Executive (the “Severance”):

(1)          twelve (12) monthly payments in accordance with the Company’s regular payroll schedule, each equal to twice Executive’s monthly portion of the Base Compensation at the rate in effect as of the Termination Date (disregarding any purported reduction of such Base Compensation), and

(2)          at the Company’s expense, continuation of group healthcare coverage for Executive and his legal dependents until the earlier of twelve months from the Termination Date or such time as Executive becomes eligible to receive medical benefits under another group health plan, provided that Executive properly elects continuation healthcare coverage under Section 4980B of the Code and the regulations thereunder; following such continuation period, any further continuation of such coverage under applicable law shall be at Executive’s sole expense.

b.          Resignation. Executive may terminate his employment at any time upon thirty (30) days’ written notice provided to Company in accordance with Section 10 below, provided, that the Company may, in the Company’s sole discretion, waive such notice period with payment of Executive’s Base Salary for such period in lieu of notice, and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8.a(iv) above, as such obligations become due.

c.          Death; Disability. If Executive dies during the Term or his employment is terminated due to his total and permanent disability (within the meaning of Section 22(e)(3) of the Code) (“Disability”), Executive or his estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8.a(iv) above, as such obligations become due.

d.          Resignation for Good Reason. As used herein, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties or responsibilities; (ii) a material reduction by Company of Executive’s Base Compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive’s principal work location to a facility or a location that constitutes a material change in the geographic location at which Executive provides services (within the meaning of Section 409A, as defined below); or (iv) a material breach by the Company of Sections 3, 4, 5, 6 or 7 of this Agreement; provided, that no resignation for Good Reason shall be effective unless and until (A) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days after Executive has or should reasonably be expected to have had knowledge of the occurrence thereof, (B) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (C) the effective date of Executive’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

If Executive’s termination of employment is for “Good Reason” and is also a Separation from Service, then Company shall, subject to Section 8.f and Section 8.h below and Executive’s execution and non-revocation of a binding release in accordance with Section 8.g below, have the same obligations as are set forth in Section 8.a above under the circumstance when a termination without Cause is also a Separation from Service.

e.          Cause. The Company may terminate Executive’s employment for Cause by providing notice to Executive in accordance with Section 10 below. If the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8.a(iv) above, as such obligations become due.

f.          Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, compensation and benefits that become payable in connection with a termination of employment (if any), including without limitation any Severance payments, shall be paid to Executive during the six (6)-month period following his Separation from Service only to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause Executive to incur additional taxes under Code Section 409A (together with Department of Treasury regulations issued thereunder, “Section 409A”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6)-month period.

g.          Release. Executive’s right to receive the Severance payments and benefits set forth in this Section 8 is conditioned on and subject to the execution and non-revocation by Executive of a general release of claims against the Company and its affiliates in the form of Exhibit A hereto.

h.          Regulatory Restrictions. The parties understand and agree that at the time any payment would otherwise be made or benefit provided under this Section 8, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Company may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Company. Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The Company agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under this Section 8, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Company shall not be obligated to make any payment or provide any benefit under this Section 8 (except as required by law) where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Company has been informed either orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule, law or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Company or a subsidiary or affiliate of the Company.

i.          Termination of Offices and Directorships. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any affiliate, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

j.          Definitions. For purposes of this Agreement:

(1)          “Acquisition” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation or merger own, directly or indirectly, less than fifty percent (50%) of the continuing or surviving entity’s voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or (ii) a sale or other disposition of all or substantially all of the stock or assets of the Company.

(2)          “Cause” shall mean (A) Executive willfully and habitually fails to perform the duties which Executive is required to perform hereunder, (B) Executive willfully and habitually engages in illegal activity which materially and adversely affects the Company’s reputation in the community or which evidences Executive’s lack of fitness or ability to perform his duties as reasonably determined by the Board in good faith, (C) Executive willfully and habitually engages in the falsification of reports or makes material, intentional misrepresentations or omissions of information supplied to SCC, Silvergate or to regulatory agencies, (D) Executive willfully commits any act which would cause termination of coverage under Silvergate’s Bankers’ Blanket Bond, (E) Executive willfully breaches a fiduciary duty, exhibits dishonesty or deliberately or repeatedly disregards material policies or procedures of the Company, (F) Executive willfully breaches this Agreement in any material respect, (G) Executive willfully and habitually engages in conduct or acts of moral turpitude that are materially injurious to the Company or any of its subsidiaries and affiliates, (H) Executive is suspended or temporarily or permanently removed or prohibited from participating in the conduct of the business of the Company by the, FRB, FDIC, DBO or any other banking authority. Notwithstanding the foregoing, Executive’s employment with the Company shall not be deemed to have been terminated for Cause unless the Company provides written notice to Executive in accordance with Section 10 below of its intention to terminate his employment for Cause, setting forth the specific facts or circumstances constituting Cause and, in the case of facts or circumstances that are capable of cure, Executive has either failed to cure, or has failed to take reasonable steps toward curing, such facts or circumstances within fifteen (15) days of such notice (or, in the case that reasonable steps have been taken within fifteen (15) days of such notice, has failed to cure within forty-five (45) days of such notice).

9.          INTERNAL REVENUE CODE SECTION 280G.          The terms of this Section 9 override and control any and all other terms of this Agreement to the extent such terms are inconsistent with this Section 9. This Section 9 shall apply to the extent that the aggregate present value of any or all payments and benefits in the nature of compensation to (or for the benefit of) Executive provided under this Agreement or otherwise provided to Executive by or on behalf of the Company or any subsidiary, affiliate, parent or controlling entity of the Company, constitute a “parachute payment” under the provisions of Section 280G of the Code (the “Total Payments”). In the event that the Total Payments would exceed an amount equal to 299% of Executive’s “base amount” as that term is defined in Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, as determined by the independent public accountants for the Company (the “Accountants”), then prior to the first relevant payment under this Agreement, the Company shall inform Executive of this determination and payment shall be delayed for a period of no longer than thirty (30) days. During that thirty (30) days, the Accountants, legal counsel to the Company, Executive and Executive’s tax advisors shall review the tax impact to Executive of all of the payments and benefits included in the calculation of the Total Payments and the Company shall pay to Executive under this Agreement whichever of the following would provide Executive with the higher after-tax compensation, after taking into account all applicable state and federal taxes (computed at the highest marginal rate) including Executive’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to Section 4999 of the Code: (i) a reduced payment under this Agreement (or a reduction in other payments or benefits included in the Total Payments such that the Total Payments are no more than 299% of the “base amount”, or (ii) the payment required under this Agreement. For purposes of clause (i), the reduction of the Total Payments shall be made by first reducing Total Payments that are continued employee benefits coverage and then any cash payments to the extent necessary to not exceed 299% of Executive’s “base amount,” provided that such reduction is applied in a manner that complies with Code Section 409A.

10.          NOTICE. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email (followed by confirmation in writing) or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Silvergate Capital Corporation 4250 Executive Square, Suite 300 La Jolla, CA 92037 Attention: Dennis Frank Facsimile: (858) 430-3151 E-mail: dsf@silvergatebank.com

If to Executive: to Executive’s most current home address on file with the Company’s Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 10, and shall be deemed to have been given upon receipt.

11.          COVENANTS.

a.          Noncompetition, Nonsolicitation and Nondisclosure by Executive.

(1)          Executive hereby agrees that he shall not, during the Term directly or indirectly, whether as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any banking or financial services business competitive with SCC or Silvergate.

(2)          Executive hereby agrees that he shall not, during the Term and for the twelve (12)-month period immediately following termination of Executive’s employment hereunder (the “Restricted Period”), solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any employees of the Company or its affiliates or subsidiaries (including any former employees who voluntarily terminated employment with the Company within a twelve (12)-month period prior to Executive’s termination of employment with the Company) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Company has located its offices. In addition, Executive hereby agrees that he shall not, at any time, use any Proprietary Information (as defined below) to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, any customer, person or entity that has a business relationship with the Company or, during the twelve (12)-month period prior to Executive’s termination of employment with the Company, was engaged in a business relationship with the Company, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Company has located its offices.

b.          Disclosure of Information. Executive shall not, at any time, without the prior written consent of the Board or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone, or use for any purpose other than providing service to and for the benefit of the Company, any trade or business secrets, including without limitation, any financial information, customer lists, computer software or other information concerning the business or operations of the Company or its affiliates or subsidiaries (the “Proprietary Information”); provided, that Proprietary Information shall not include information (i) in or which enters the public domain (other than by breach of Executive’s obligations hereunder), (ii) acquired by Executive other than in connection with his employment, or (iii) that is disclosed to Executive by a third party who Executive reasonably believes is not obligated to the Company to keep such information confidential. Executive further recognizes and acknowledges that any financial information concerning any customers of the Company or its affiliates or subsidiaries is strictly confidential and is a valuable, special and unique asset of the Company’s business which also constitutes Proprietary Information. Executive shall not, at any time, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Executive is required by law to disclose such information described in this Section 11.b, Executive will provide the Company with prompt notice of such request so that it may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is nonetheless, in the opinion of counsel, compelled to disclose any of such information to any tribunal or any other party, then Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of the Company and its affiliates and subsidiaries as reasonably necessary in the proper performance of Executive’s duties and responsibilities hereunder or as may be required by the FDIC, DBO, FRB or other regulatory agency having jurisdiction over the operations of the Company in connection with an examination of the Company or other proceeding conducted by such regulatory agency.

c.           Non-Disparagement. During the Term and following termination of this Agreement and Executive’s employment hereunder, (i) Executive agrees that he shall not publicly or privately disparage, defame or criticize the Company, its shareholders, its affiliates, subsidiaries, officers or directors, and (ii) the Company, and each of them, agrees that none of its officers or directors shall publicly disparage, defame or criticize Executive.

d.          Written, Printed or Electronic Material. All written, printed and electronic material, notebooks and records including, without limitation, computer disks used by Executive in performing duties for the Company, other than Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Company. Upon termination of Executive’s employment or earlier request by the Company, Executive shall promptly return all such materials (including all copies, extracts and summaries thereof) to the Company.

e.          Breach of Covenants. Each party acknowledges that a breach by such party of any of the covenants or restrictions contained in this Section 11 will cause irreparable damage to the other party, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each party agrees that if such party breaches or attempts to breach any such covenants or restrictions, the other party shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity, as may be available to such other party), without posting bond or other security.

12.          INDEMNIFICATION. The Company shall defend and indemnify Executive, to the extent permitted by law and applicable regulation (including as limited by 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles), if he becomes a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not SCC or Silvergate is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Executive acted in good faith and in a manner Executive reasonably believed to be in the best interests of the Company (and, with respect to a criminal proceeding, if Executive had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of his employment as an officer or director of the Company.

13.          REPRESENTATIONS. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

14.          CODE SECTION 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at any time Executive and the Company mutually determine that any payments or benefits payable hereunder may be subject to Section 409A, the parties shall work together to adopt such amendments to this Agreement or take any other actions that the parties determine are necessary or appropriate to (i) exempt such payments and benefits from Section 409A and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

15.          WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.          TERMINATION OF PRIOR AGREEMENT. That certain Employment Agreement between the Company and Executive dated January 1, 2015, as amended effective April 19, 2017, (the “Prior Agreement”), is hereby terminated in its entirety.

17.          ENTIRE AGREEMENT. As of the Effective Date, this Agreement, together with any Indemnification Agreement, constitutes the final, complete and exclusive agreement between Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company or any representative thereof, including without limitation, the Prior Agreement. Executive agrees that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his execution of this Agreement, Executive will have no right or interest in or with respect to any such agreement, offer or promise.

18.          AMENDMENT. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

19.          ACKNOWLEDGEMENT. Executive hereby acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

20.          GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

21.          DISPUTE RESOLUTION. Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS in San Diego, California, under the then current applicable rules of JAMS. The expenses of arbitration (other than attorneys’ fees) shall be paid by the Company.

22.          NO WAIVER. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

23.          ASSIGNMENT. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

24.          SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

25.          CONSTRUCTION. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

26.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

27.          CAPTIONS. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

28.          SURVIVAL. Any provision herein that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified, until fully performed to completion.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Alan J. Lane Alan J. Lane

SILVERGATE:

SILVERGATE CAPITAL CORPORATION

By: /s/ Dennis S. Frank

Name: Dennis S. Frank

Title: Chairman of the Board

SILVERGATE BANK

By: /s/ Dennis S. Frank

Name: Dennis S. Frank

Title: Chairman of the Board

SCHEDULE 1

LIST OF EXECUTIVE’S

OTHER PERMITTED ACTIVITIES

Boards of Directors positions:

-Natural Alternatives International, Inc., Director

Other Activities:

Legatus membership and expenses to be paid by Company up to a maximum of $10,000 per year.

Exhibit A

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (hereinafter “Agreement”) is entered into by and between, on one hand, Alan J. Lane (hereinafter “Executive”), and on the other hand, Silvergate Bank and Silvergate Capital Corporation (together “Employer” or “Company”).

RECITALS

A.          Executive has been employed by the Company as its ________________.

B.          On or about _______________, Executive’s employment with the Company terminated.

C.          In exchange for compensation that Executive would not otherwise be entitled to receive, Executive desires to settle and compromise any and all possible claims and disputes he has against the Company arising out of their relationship to date, and to provide for a general release of any and all such claims.

AGREEMENT

1.          Termination of Employment. Executive agrees that his employment with the Company shall terminate as of ______________.

2.          Separation Pay/Consideration. In consideration of the covenants and releases set forth herein, the Company agrees to pay Executive the amount payable to him and the non-monetary consideration (if any) due him, pursuant to and in accordance with, Section 8.a or 8.d, as the case may be, of the Employment Agreement dated January 1, 2018, by and between Executive and the Company (the “Employment Agreement”), less all applicable state and federal tax withholdings (in each case, the “Payment”), $2,000 of which shall be consideration for Executive’s release of ADEA claims as set forth in Section 4, below. A check representing the Payment, if applicable, shall be mailed to Executive at his last home address on file with the Company in accordance with the Employment Agreement.

3.          Release of All Claims Except ADEA Claims.

a.          Release. In consideration of the separation payment described in Section 2 of this Agreement, which Executive would otherwise not be entitled to except for signing this Agreement, Executive does hereby unconditionally, irrevocably and absolutely release and discharge the Company, its owners, directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, successors and assigns, and any related holding, parent, sister or subsidiary corporations from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transactions, affairs or occurrences between them to date, including, but not limited to, Executive’s employment with the Company and the termination of said employment. This Agreement specifically applies, without limitation, to any and all wage claims, claims for unpaid expenses, contract or tort claims, claims for wrongful termination, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and any and all federal or state statutes or laws governing discrimination in employment except the federal statute specifically excluded hereafter. This release specifically excludes any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA. Executive’s release of ADEA claims will be addressed separately in Section 4 of this Agreement.

b.          Section 1542 Waiver. Executive does expressly waive all of the benefits and rights granted to him/her pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive does certify that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same. Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now disclosed.

c.          No Further Action. Executive irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Executive of this release, the Company, its owners, directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, successors and assigns, and any related holding, parent, sister or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein.

4.          Release of All ADEA Claims/OWBPA Provisions.

a.          ADEA Claims. This section of the Agreement exclusively addresses Executive’s release of claims arising under federal law involving discrimination on the basis of age in employment (age forty and above). This section is provided separately, in compliance with federal law, including but not limited to the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”), to ensure that Executive clearly understands his rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on the part of Executive.

b.          Review Period/OWBPA Provisions. In accordance with the provisions of the OWBPA, Executive is aware of the following: Executive represents, acknowledges and agrees that the Company has advised him, in writing, (i) to discuss this Agreement with an attorney, and to that extent, if any, that Executive has desired, Executive has done so; (ii) that the Company has given

Executive twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it, and Executive understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing; (iii) that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; (iv) that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; (v) and that he is executing this release voluntarily and free of any duress or coercion; (vi) this Agreement includes rights and claims under the federal Age Discrimination in Employment Act, as amended, and the federal OWBPA, as amended; and (vii) that this Agreement does not waive rights or claims that may arise after the date Executive signs this Agreement

c.          Effective Date of Agreement. The parties acknowledge that for a period of ________ (___) days following the execution of this Agreement, Executive may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired without any revocation. This Agreement shall become effective ________ (___) days after it has been signed by Executive and the Company, and in the event the parties do not sign on the same date, then this Agreement shall become effective ________ (___) days after the date it is signed by Executive.

d.          EEOC Charges. Nothing in this Agreement shall be deemed to preclude Executive from filing an Age Discrimination in Employment Act charge or complaint with the federal Equal Employment Opportunity Commission, although he may have no right to relief by reason of the claims he has released herein, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission.

e.          Release. In consideration of the separation payment described in Section 2 of this Agreement, which Executive would otherwise not be entitled to except for signing this Agreement, Executive does hereby unconditionally, irrevocably and absolutely release and discharge the Company, its owners, directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, successors and/or assigns, and any related holding, parent, sister or subsidiary corporations from any and all loss, liability, claims, demands, causes of action or suits of any type relating to age discrimination in employment, including any claims arising under the ADEA and/or the OWBPA and related directly or indirectly to Executive’s employment with the Company and the termination of said employment.

f.          Section 1542 Waiver. Executive does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive does certify that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same. Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated ADEA injuries and damages, as well as those ADEA injuries and damages that are now disclosed.

5.          Confidentiality/Non-Disparagement. Executive agrees that all matters relative to this Agreement shall remain confidential. Accordingly, Executive hereby agrees that, with the exception of his spouse, counsel and tax advisors, he shall not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Company, the terms and conditions of this Agreement. Executive agrees not to make any derogatory or adverse statements, written or verbal, regarding the Company or any of its present or former directors, officers or employees, to anyone.

6.          Covenants. Executive hereby reaffirms his obligations under his Employment Agreement with the Company to which this Agreement relates, which shall remain in effect to the extent provided in the Employment Agreement. Executive further agrees that he shall not disclose to any person(s) or entity(ies) at any time or in any manner, directly or indirectly, any information relating to the operations of the Company which has not already been disclosed to the general public. Executive agrees that this provision includes, but is not limited to, the following information: proprietary information and/or trade secrets; secret formulae; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations and employee relations matters. Executive understands and agrees that this list is not all-inclusive.

7.          Return of Company Property. Executive agrees to promptly return all property or information belonging to the Company, including all keys, computers, cellular telephones, and any document or property Executive generated during his employment at the Company, and agrees that no such property will be in his possession or control at the time he receives the consideration specified in Section 1. This includes all property or information that may have come into his possession as a result of his employment with the Company. Executive further acknowledges that he has not retained any copies of any such information.

8.          Entire Agreement. The parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement contains the full and entire agreement between and among the parties, and that the terms of this Agreement are contractual and not a mere recital.

9.          Applicable Law. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

10.          Dispute Resolution. Except as set forth in Section 4(d), any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS in San Diego, California, under the then current applicable rules of JAMS. Each party shall be responsible for its or his or her own costs and attorneys’ fees in connection with the arbitration, as well as half of the costs of the arbitration.

11.          Knowing and Voluntary Agreement. Executive acknowledges that he has carefully read and fully understands all the provisions and effects of this Agreement. Executive further acknowledges that he has been given the opportunity to consult with his own independent legal counsel with respect to the matters referenced in this Agreement. Executive acknowledges that he has fully discussed this Agreement with his attorney or has voluntarily chosen to sign this Agreement without consulting an attorney, fully understanding the consequences of this Agreement. Executive further acknowledges that he is entering into this Agreement without coercion or duress from the Company and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Agreement other than those set forth in this Agreement.

12.          Complete Defense. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding, which may be prosecuted, instituted or attempted by either party in breach thereof.

13.          Counterparts. This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original. A facsimile signature shall have the same force and effect as an original signature.

14.          Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

15.          No Admission of Liability. It is understood that this Agreement is not an admission of any liability by any person, firm, association or corporation but is in compromise of a disputed claim.

16.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated: __________________, 20__		__________________________________

Alan J. Lane, Executive

Silvergate Bank:

Dated: __________________, 20__	By:	__________________________________

	Title:	__________________________________

Silvergate Capital Corporation:

Dated: __________________, 20__	By:	__________________________________

	Title:	__________________________________